Exhibit 10.8.1

EMPLOYMENT TERMINATION AGREEMENT
(the “Agreement”)

          THIS EMPLOYMENT TERMINATION AGREEMENT, which is effective as of December 31, 2008, is made and entered into by and between MabCure Inc., (“MabCure”), and Dr. Elisha Orr, an individual having an address at 23 Greenhill Road, Leicester LE2 3DN, England (“Executive”).

          WHEREAS Executive was employed by MabCure until December 31, 2008 as MabCure’s Chief Scientific Officer pursuant to an employment agreement dated July 7, 2008 (“Employment Agreement”), at which time Executive was retained as a consultant by MabCure N.V., MabCure’s Belgian subsidiary, pursuant to a management services agreement;

          WHEREAS the parties wish to agree upon the terms of Employee’s termination of employment; and

          WHEREAS MabCure and the Executive agree to waive the notice of termination period set forth in Article 3 of the Employment Agreement;

          NOW THEREFORE, in consideration of the terms of this Agreement, the parties agree as follows:

          1. Executive acknowledges that any and all monies due and owing to him from MabCure, including, without limitation, any and all compensation, bonuses, vacation accruals, benefits, or other payments due to him from MabCure, have heretofore been unconditionally paid by MabCure or waived by the Executive, and MabCure has satisfied each and every obligation owing to Executive, except for compensation due to Executive for services rendered in 2008 in the amount of US$67,365.61.

          2. The parties acknowledge and agree that the representations, warranties covenants, obligations, and liabilities of the Executive under any and all of Sections 1.4, 3.5, 3.8, and 4.1 through 4.4 of the Employment Agreement survive the termination of the Employment Agreement.

          3. The parties agree that this Agreement constitutes the final and binding agreement regarding Executive’s employment and termination of employment, and shall supersede any and all other agreements, whether written, oral or implied, regarding Executive’s employment and termination from such employment.

          4. Executive and MabCure hereby release and forever discharge each other and each of their respective partners, subsidiaries, affiliates and any and all of their officers, directors, employees and agents from any and all claims, demands, actions, causes of action or suits at law or in equity of whatsoever kind or nature relating to Executive’s employment and/or the cessation of his employment with MabCure. Notwithstanding the foregoing, the parties, and each of them, reserve the right to pursue appropriate legal and equitable remedies in the event of any breach of this Agreement or of any obligations created hereunder.

          5. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof. Any dispute arising from or in connection with this Agreement shall be submitted to binding arbitration to take place in New York pursuant to the rules and regulations of the American Arbitration Association.

          IN WITNESS WHEREOF the undersigned, by their duly authorized representatives, have signed this Agreement.

MabCure Inc.	Dr. Elisha Orr

Name: Dr. Amnon Gonenne	Name: Dr. Elisha Orr
Title: CEO	Date:
Date: